Exhibit 99.1

NEWS RELEASE

DuPont Announces Election of Kristina M. Johnson to Board of Directors

WILMINGTON, Del., May 26, 2022 – DuPont (NYSE: DD) today announced that Kristina M. Johnson has been elected to its Board of Directors. Dr. Johnson was elected as a new director at the Company’s 2022 Annual Meeting of Shareholders earlier today.

“We’re excited to welcome Kristina Johnson to DuPont’s Board of Directors,” said, Ed Breen, DuPont Executive Chairman and Chief Executive Officer. “Kristina’s leadership experience across education, business and government, coupled with her passion for science and technology will be a tremendous benefit to DuPont and its shareholders as we continue our transformation as a premier multi-industrial company. Her diverse background will provide unique perspectives for our innovation, sustainability and talent strategies.”

Dr. Johnson currently serves as President of The Ohio State University. Previously she served as the chancellor of the State University of New York from 2017 to 2020. From January 2014 to September 2017, Dr. Johnson served as Chief Executive Officer of Cube Hydro Partners, LLC, a clean energy company, and a joint venture between Enduring Hydro, a company she founded in 2011 and I Squared Capital, a private equity firm. From May 2009 to October 2010, Dr. Johnson served as Under Secretary of Energy at the U.S. Department of Energy. Prior to this, Dr. Johnson was Provost and Senior Vice President for Academic Affairs at The Johns Hopkins University from 2007 to 2009, Dean of the Pratt School of Engineering at Duke University from 1999 to 2007, and Professor of Electrical and Computer Engineering at the University of Colorado at Boulder from 1985 to 1999.

Dr. Johnson was inducted into the National Inventors Hall of Fame in 2015 and is a member of the National Academy of Engineering and the National Academy of Inventors. In 2008, Dr. Johnson was awarded the John Fritz Medal, widely considered the highest award given in the engineering profession. She currently serves on the board of directors of Cisco Systems, Inc.

Dr. Johnson earned Bachelor of Science, Master of Science, and Ph.D. degrees in electrical engineering from Stanford University.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, healthcare and worker safety. More information about the company, its businesses and solutions can be found at
DuPont de Nemours, Inc.

www.dupont.com. Investors can access information included on the Investor Relations section of the website at www.investors.dupont.com.

# # #

DuPont™, the DuPont Oval Logo, and all trademarks and service marks denoted with ™, SM or ® are owned by affiliates of DuPont de Nemours, Inc. unless otherwise noted.

5/26/22
For further information contact:
Investors:                            Media:
Christopher Mecray                        Dan Turner
302-999-2030                             302-299-7628
chris.mecray@dupont.com         daniel.a.turner@dupont.com